Ned Linnen Chief Human Resources Officer

February 12, 2015

Mr. Joseph Ferraro
Avis Budget Group
6 Sylvan Way
Parsippany, NJ 07054

Dear Joe:

We are pleased to confirm your new role with Avis Budget Car Rental, LLC, ("ABCR" or the "Company"), a subsidiary of Avis Budget Group, as President, North America. To comply with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder ("Section 409A"), the Company is hereby documenting the terms of our agreement.

Your salary will continue to be paid on a bi-weekly basis at a rate of $19,230.76 per pay period, which equates to an annual salary of $500,000. You will be eligible to receive a target bonus equal to no less than 100% of your regular base salary during the performance period, subject to the Company achieving performance goals as described in the Management Incentive Plan for ABG Senior Executive Leadership and you remaining employed with the Company through the payment date. The bonus distribution is typically in the first quarter of the next year.

The Compensation Committee approved and you have been awarded a 2015 Long Term Incentive (LTIP) award in the amount of $2,000,000 grant date value, which is comprised of a $1,000,000 promotion award and an annual award of $1,000,000. The award is split between time-based restricted stock units (50%) which vest 1/3 per year on the anniversary of the grant and performance-based restricted stock units (50%) which will vest on the third anniversary of the grant contingent upon Avis Budget Group performance metrics.

Per ABCR's standard policy, this letter is not intended, nor should it be considered, to be an employment contract for a definite or indefinite period of time. As you know, employment with ABCR is at will, and either you or ABCR may terminate your employment at any time, with or without cause.

If, however, your employment with ABCR is terminated by ABCR other than: (i) "for cause" (as defined below); (ii) in connection with your disability which prevents you or is reasonably expected to prevent you from performing services for ABCR for a period of 12 months (your "disability"); or (iii) death, you will receive (1) a lump-sum severance payment within 15 days following the Release Date (as defined below) equal to 200% of the sum of your base salary plus your target incentive (bonus) and (2) perquisites to include continued access to company car usage, financial planning and health coverage (Company-subsidized COBRA) for a period of 24 months. For purposes of this agreement 'company subsidized COBRA' shall mean that the Company shall subsidize the total cost of COBRA coverage such that the contributions required of you for health plan participation during the 24 month period shall be substantially equal to the contributions required of active employed executives of ABG. All other programs and perquisites would be governed by their respective plan documents; provided, however, that the provision of such severance pay is subject to, and contingent upon, your executing within forty-five days following your termination of employment and failing to revoke a separation agreement with ABCR (the date on which the release is no longer revocable, the "Release Date"), in such form determined by ABCR, which requires you, in part, to release all actual

Avis Budget Group, Inc. 6 Sylvan Way Parsippany, New Jersey

Mr. Joseph Ferraro
February 12, 2015

and purported claims against ABCR and its affiliates and which also requires you to agree to: (i) protect and not disclose all confidential and proprietary information of ABCR; (ii) not compete, directly or indirectly, against ABCR for a period of no longer than two years after your employment separation or for a period of time and within a geographic scope determined by ABCR to be reasonable to protect ABCR's business interests; and (iii) not solicit any ABCR employees, consultants, agents or customers during and for two years after your employment separation.

In addition, if your employment with ABCR is terminated by ABCR other than "for cause," and other than as a result of your "disability", death or resignation, your then outstanding unvested stock-based awards in Avis Budget Group, Inc. that would have vested in accordance with their original vesting schedule by the two (2)-year anniversary of such termination of employment will become vested effective as of the date of such termination, subject to the satisfaction of the release execution requirement set forth in the preceding paragraph of this letter; provided that, to the extent required to achieve deductibility under Section 162(m) of the Internal Revenue Code of awards that vest based on the achievement of specified objective performance goals, with respect to any awards that vest based on the achievement of specified objective performance goals during the two (2)-year period following such termination, such awards shall not vest as of the date of such termination, but instead, shall remain outstanding following such termination and become vested or be forfeited at such time(s) as provided in accordance with the terms and conditions of the applicable award agreement based on actual achievement of the performance goals applicable for purposes of vesting of such awards during the two (2)-year period following such termination.

In addition, if you experience a termination of employment from ABCR due to your "disability" or death, your then outstanding unvested stock-based awards in Avis Budget Group, Inc. will become fully vested effective as of the date of such termination, subject to the satisfaction of the release execution requirement set forth in the fourth paragraph of this letter."

"Termination for Cause" shall mean: (i) your willful failure to substantially perform your duties as an employee of the Company or any subsidiary (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary; or (iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).

The payments and benefits described in this letter are intended to comply with Section 409A and, accordingly, to the maximum extent permitted, the terms of this letter shall be interpreted and administered to be in compliance with Section 409A of the Internal Revenue you are considered to have incurred a "separation from service" from ACBR within the meaning of Section 409A. Each amount to be paid or benefit to be provided in this letter shall be construed as a separate identified payment for purposes of Section 409A. Any payments described in this Agreement that are paid pursuant to a "separation pay plan" as described in Treas. Reg. 1.409A-1(b)(9)(iii) or that are due within the "short term deferral period" as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter (or any other plan or agreement of the Company proving you with payments or benefits upon your separation from service) during the six-month period immediately following your separation from service shall instead be paid or provided on the first business day after the date that is six months following your separation date (or death, if earlier).

Mr. Joseph Ferraro
February 12, 2015

The by-laws of the Company provide that officers will be indemnified for their authorized actions on behalf of our Company to the fullest extent permitted under applicable law.

This severance pay as set forth in this letter is in lieu of and supersedes any other severance benefits otherwise payable to you under any other agreement or severance plan of ABCR or its affiliates.

Your employment with the Company is also contingent upon the following terms:

1.
During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

2.
You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information, and the Company’s policies and procedures.

3.
You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

4.
You agree that for a period of two years following the end of your employment with the Company (whether such termination is voluntary or involuntary), you will not become employed with a competitor of the Company, solicit business from the Company’s customers, or solicit business from an entity that was being solicited by the Company during that last year that you were employed by the Company.

5.
You agree that for a period of two years following the end of your employment with the Company (whether such termination is voluntary or involuntary), you shall not solicit or contact any employee of the Company to leave the Company, nor shall you do anything else (either directly or indirectly) to cause any employee of the Company to leave the Company.

6.
You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

7.
You agree that any disputes over the above terms shall be governed by New Jersey law, shall be resolved in a New Jersey Court or in a federal Court located in New Jersey, and that the terms of this agreement may be enforced by the Company or its successors or assigns.

Mr. Joseph Ferraro
February 12, 2015

Regards,

/s/ Ned Linnen
Ned Linnen
Executive Vice President, Chief Human Resources Officer

Understood and accepted:

/s/ Joseph Ferraro
Joseph Ferraro

2/12/2015
Date